Exhibit (d)(1): Copy of Flexible Premium Variable Life Insurance Policy

RIVERSOURCE LIFE INSURANCE CO.
OF NEW YORK
20 Madison Avenue Extension                       [Graphic]
Box 5144
Albany, New York 12205
1-800-541-2251

FLEXIBLE PREMIUM VARIABLE
LIFE INSURANCE POLICY

-    POLICY CONTINUES UNTIL DEATH, SURRENDER, OR LAPSE.

-    DEATH BENEFIT PAYABLE AT INSURED'S DEATH.

- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN. BENEFITS, VALUES AND PERIODS OF COVERAGE ARE BASED ON ACTUAL PREMIUMS PAID, INTEREST CREDITED, INVESTMENT PERFORMANCE OF THE SUBACCOUNTS AND CHARGES. INTEREST RATES AND CHARGES ARE SUBJECT TO CHANGE BY US AS DESCRIBED HEREIN.

-    NO-LAPSE GUARANTEES AS DESCRIBED HEREIN.

-    THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

INSURED:          John Doe                        POLICY NUMBER:   9090-1234567

POLICY DATE:      July 15, 2012                   ISSUE AGE:       35

INITIAL SPECIFIED                                 INITIAL DEATH
AMOUNT:           $   1,000,000                   BENEFIT OPTION:  Option 1

This is a life insurance policy. It is a legal    NOTICE OF YOUR RIGHT TO
contract between You, as the owner, and Us,       EXAMINE THIS POLICY
RiverSource Life Insurance Co. of New York,
A Stock Company, Albany, New York.                If for any reason You are not satisfied
                                                  with this policy, return it to Us or Our
PLEASE READ YOUR POLICY CAREFULLY.                representative within 10 days after You
                                                  receive it. If this policy is intended to
In consideration of Your application and          replace an existing policy, Your right to
payment of the initial premium We issue this      examine is extended to 60 days. We will
policy and We promise to pay the death            then cancel this policy and refund all
benefit less Indebtedness described in this       premiums, less Indebtedness, which You
policy to the beneficiary if We receive proof     have paid. This policy will then be
satisfactory to Us that the Insured died while    considered void from its start.
this policy was In Force. (See "Death
Benefits" on page 14.)                            Signed for and issued by RiverSource Life
                                                  Insurance Co. of New York in Albany, New
The owner and the beneficiary are as named        York, as of the Policy Date shown above.
in the application unless they are changed as
provided for in this policy.                      PRESIDENT:

                                                  (-s- Maureen A Buckley)

THE AMOUNT AND DURATION OF THE DEATH              SECRETARY:
BENEFIT OF THIS POLICY MAY INCREASE OR
DECREASE AS DESCRIBED HEREIN DEPENDING
ON THE INVESTMENT EXPERIENCE OF THE
SUBACCOUNTS.                                      (-s- Thomas R. Moore)

THE POLICY VALUE OF THIS POLICY MAY
INCREASE OR DECREASE DAILY DEPENDING ON
THE INVESTMENT EXPERIENCE OF THE
SUBACCOUNTS. THERE IS NO GUARANTEED
MINIMUM POLICY VALUE.

138795-ES                                                                   9/12

                           GUIDE TO POLICY PROVISIONS

POLICY DATA        Premium Information; Interest and Loan Information; Fees and
                   Deductions; Table of Surrender Charges; Policy Value Credit; Life
                   Insurance Qualification Test; Schedule of Benefits and Riders;
                   Investment Options; Initial Premium Allocations; Payment of Policy
                   Proceeds Option Tables; CSO Mortality Table / Page 3

DEFINITIONS        Important words and meanings / Page 4

THE INSURANCE      Entire Contract; Policy Incontestability; Suicide Exclusion;
CONTRACT           Misstatement of Insured's Age or Sex; Voting Rights; Policy
                   Termination; Tax  Treatment of this Policy; Exchange of this Policy /
                   Page 6

OWNER AND          Your Rights as Owner of this Policy; Successor Owner; Changing
BENEFICIARY        Ownership of this Policy; Proceeds Paid to the Beneficiary upon Death of the  Insured; Charitable Gift Amount Beneficiary; Change of
                   Beneficiary  by Owner; Change of Charitable Gift Amount Beneficiary;
                   Assigning  this Policy as Collateral / Page 8

PREMIUMS           Premium Payments; Initial Premium; Scheduled Premium;
                   Unscheduled Premium Payments; Restrictions of Premium
                   Payments; Premium Processing; Grace Period; Minimum Initial
                   Premium Guarantee; No-Lapse Guarantee; Reinstatement / Page 10

DEATH BENEFITS     Death Benefit Prior to or on the Insured's Attained Insurance Age
                   120 Anniversary; Death Benefit Options; Death Benefit After the
                   Insured's Attained Insurance Age 120 Anniversary; Proceeds
                   Payable at Insured's Death; Life Insurance Qualification Test;
                   Disclosure / Page 14

POLICY CHANGE      Request to Change Benefits; Rules for Changing the Specified
                   Amount; Decreases of the Specified Amount; Increases of the
                   Specified Amount; Changes to the Death Benefit Option / Page 16

POLICY VALUES      Policy Value; Fixed Account Value; Variable Account Value; Monthly
                   Deduction; Policy Fee; Administrative Charge; Cost of Insurance;
                   Mortality and Expense Risk Charge; Basis Used for Policy Values;
                   Policy Value Credit; Receiving Information About the Values of this
                   Policy; Paid-Up Option / Page 17

POLICY SURRENDER   Policy Surrender; Partial Surrender; Rules for a Partial Surrender;
                   Payment of a Surrender / Page 21

POLICY LOANS       Borrowing Money on this Policy; Maximum Loan Value of this Policy;
                   Interest Rate for a Policy Loan; Loan Repayment; Failure to Repay a
                   Loan; Payment of a Loan / Page 22

SUBACCOUNTS        Investments of the Subaccounts; Subaccount Value; Subaccount
                   Accumulation Units; Subaccount Accumulation Unit Value;
                   Determination of Net Investment Factor; Change of Investments of
                   the Subaccounts; Transfers Among the Subaccounts and the Fixed
                   Account; Subaccount Transfer at the Insured's Attained Insurance
                   Age 120 Anniversary / Page 23

PAYMENT OF POLICY  Payment of Proceeds upon Death of the Insured; Payment Options
PROCEEDS           Other Than a Single Sum; Option A - Interest Payments; Option
                   B - Payments for a Specified Period; Option C - Lifetime Income;
                   Beneficiary Request of Payment Option / Page 25

138795-ES                               Page 2                              9/12

                                  POLICY DATA

Insured:              John Doe                   Issue Age:      35

Risk Classification:  Male Standard Nontobacco

Policy Number:        9790-1234567               Policy Date:    July 15, 2012

Type of Policy:       Flexible Premium Variable  Monthly Date:   01
                      Adjustable Life

                              Initial Specified Amount:  $100,000

Minimum Specified  Policy Year 1:  $100,000  Initial Death
Amount Allowed:    Years 2 - 5:      75,000  Benefit Option:      Option 1
                   Years 6 - 10:     50,000
                   Years 11 - 15:    25,000  Life Insurance       Cash Value
                   Thereafter:        1,000  Qualification Test:  Accumulation Test

Rated Policy-Extra Premium - Temporary rating charge of: XX
Rated Policy-Extra Premium - Permanent rating charge of: XX
Rated Policy-Extra Premium - Special class risk factor = XX

NEW YORK STATE DEPARTMENT OF FINANCIAL SERVICES: 1-800-342-3736

                              PREMIUM INFORMATION

Initial Premium:  $          45.84  Scheduled Premium:  $1,100.00 per year
                                                        payable annually
Minimum Initial                     No-lapse Guarantee
Premium:          $45.84 per month  Premium:            $  86.34 per month

Minimum Initial                     No-lapse Guarantee
Premium Period:            1 Years  Period:                       40 Years

Coverage will expire prior to death if no premiums are paid following payment of the initial premium, or subsequent premiums are insufficient to continue coverage. Coverage will expire when the policy values are insufficient to pay the charges assessed on a monthly anniversary. The period for which the policy and coverage will continue In Force will depend on; 1) the amount, timing and frequency of premium payments; 2) changes in the specified amount and death benefit option; 3) changes in the interest rates credited to the Fixed Account and in the investment performance of the Subaccounts; 4) changes in the monthly cost of insurance deductions from the Policy Value for this policy and any riders attached to this policy; 5) changes in the premium expense charge, administrative charge, mortality and expense risk rate and policy fee; and 6) loan and partial surrender activity. The payment of scheduled premiums or unscheduled premiums in any amount or frequency will not guarantee that the policy will remain In Force unless the premiums needed to keep the minimum initial premium or the no-lapse guarantee in effect have been paid. At the end of the minimum initial premium period or the no-lapse guarantee period, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the minimum initial premium or the nolapse guarantee. An additional lump sum premium may be required to keep the policy In Force at the termination of the no-lapse guarantee period. You may contact Us for additional information.

138795-DP                               Page 3                              9/12

Important Information

Cost of insurance rates may be changed based on Our expectations of mortality, future investment earnings, persistency and, expenses. Any change will apply to all individuals of the same risk classification as the Insured. The cost of insurance rates will never exceed the Guaranteed Maximum Monthly Cost of Insurance Rates as shown in this policy.

Additional amounts credited to the policy value are not guaranteed and We have the right to change interest rates, the premium expense charge, cost of insurance rates, the administrative charge, the mortality and expense risk rate and the policy fee. Interest rates will never be less than the Guaranteed Interest Rate shown in this policy. The premium expense charge will never exceed the Guaranteed Premium Expense Charge shown in this policy. The administrative charge will never exceed the Guaranteed Administrative Charge shown in this policy. The policy fee will never exceed the Guaranteed Policy Fee shown in this policy. The mortality and expense risk rate will never exceed the Guaranteed Mortality and Expense Risk Rate shown in this policy.

Any changes in interest rates, the premium expense charge, cost of insurance rates, the administrative charge, the mortality and expense risk rate and the policy fee may require more premiums to be paid than was illustrate or the policy values may be less than those illustrated.

138795-DP                               Page 3A                             9/12

                         INTEREST AND LOAN INFORMATION

Fixed Account                                           Guaranteed Loan
Guaranteed Interest Rate:   2% per year                 Interest Rate
                                                        All Policy Years:     4%

Guaranteed Interest
Rate Factor                1.0016515813

The interest rate applied to the portion of the policy value which equals any Indebtedness due Us will be the Fixed Account Guaranteed Interest Rate.

                              FEES AND DEDUCTIONS

Maximum Guaranteed Premium Expense Charge    Maximum Guaranteed Policy Fee
     All Policy Years:     4%                      All Policy Years: $15.00 per month

Maximum Guaranteed Administrative Charge     Partial Surrender Fee: $25 or 2% of amount
     Policy Years 1-20: $13.70 per month                            surrendered, whichever is less
     Policy Years 21+:  $13.70 per month

Maximum Guaranteed Mortality and Expense Risk Rate:
     All policy years: 0.60% per year

                           TABLE OF SURRENDER CHARGES

Policy Year  Beginning of Year
-----------  -----------------
1            $         2,095.63
2                      2,019.23
3                      1,942.83
4                      1,866.43
5                      1,790.03
6                      1,691.33
7                      1,347.33
8                      1,003.33
9                        659.33
10                       315.33

This table applies to the initial Specified Amount for the first 10 policy years. Surrender charges decrease evenly at each Monthly Date between Policy Anniversaries. Additional surrender charges will apply to each increase in specified amount for the amount of the increase for 10 years after the effective date of increase.

                              POLICY VALUE CREDIT

POLICY VALUE CREDIT REQUIREMENTS

To receive any available credit one of the following conditions must be met:

To receive any available credit the following conditions must be met:

     1.   the Insured's Attained Insurance Age is at least 20

     2.   the policy has been In Force for at least 10 years; and

     3. the sum of the premiums paid, minus partial surrenders and partial surrender fees, minus outstanding Indebtedness equals or exceeds $500,000.

     4.   the Policy Value minue Indebtedness equals or exceeds $50,000

     5.   not  applicable

138795-DP                               Page 3B                             9/12

        LIFE INSURANCE QUALIFICATION TEST: CASH VALUE ACCUMULATION TEST

                         DEATH BENEFIT PERCENTAGE TABLE

Insured's              Insured's              Insured's
Attained     Death     Attained     Death     Attained     Death       Insured's      Death
Insurance   Benefit    Insurance   Benefit    Insurance   Benefit      Attained      Benefit
Age        Percentage     Age     Percentage     Age     Percentage  Insurance Age  Percentage
---------  ----------  ---------  ----------  ---------  ----------  -------------  ----------
0               16.26         25        6.91         50        2.94             75        1.47
1               15.87         26        6.68         51        2.84             76        1.44
2               15.38         27        6.46         52        2.75             77        1.41
3               14.87         28        6.25         53        2.66             78        1.38
4               14.35         29        6.04         54        2.58             79        1.35
5               13.84         30        5.83         55        2.50             80        1.33
6               13.34         31        5.64         56        2.42             81        1.31
7               12.86         32        5.45         57        2.35             82        1.28
8               12.39         33        5.26         58        2.28             83        1.26
9               11.95         34        5.08         59        2.21             84        1.25
10              11.51         35        4.90         60        2.15             85        1.23
11              11.09         36        4.73         61        2.08             86        1.21
12              10.70         37        4.57         62        2.02             87        1.20
13              10.32         38        4.41         63        1.97             88        1.18
14               9.96         39        4.26         64        1.92             89        1.17
15               9.61         40        4.12         65        1.86             90        1.16
16               9.29         41        3.98         66        1.82             91        1.15
17               8.98         42        3.84         67        1.77             92        1.14
18               8.70         43        3.71         68        1.73             93        1.13
19               8.42         44        3.59         69        1.68             94        1.12
20               8.15         45        3.47         70        1.64             95        1.10
21               7.89         46        3.35         71        1.60             96        1.09
22               7.63         47        3.24         72        1.57             97        1.08
23               7.38         48        3.14         73        1.53             98        1.06
24               7.14         49        3.03         74        1.50             99        1.04
                                                                           100-119        1.01

138795-DP                               Page 3C                             9/12

                        SCHEDULE OF BENEFITS AND RIDERS

                                                                   Monthly
                               Effective Date    Expiration Date   Cost of Insurance
                              ---------------    ---------------   -----------------
Flexible Premium Variable     May 1, 2012        See policy form   See policy form
Adjustable Life

Waiver of Specified Premium   See Policy Data Supplemental Page for information on this rider and/or Waiver of Monthly
Deduction Rider for Total
Disability

Automatic Increase            July 15, 2012      July 15, 2042     See rider form
Benefit Rider:
Increase Percentage:                     5%
Maximum Increase Amount       $      25,000
Total Increase Limit:         $     100,000

Children's Level Term         July 15, 2012      July 15, 2042     $ .58 per unit
Insurance Rider - 10 Units
(1 Unit = $1,000)

Accidental Death Benefit      July 15, 2012      July 15, 2047     $         3.50
Rider - $50,000

Accelerated Benefit Rider     July 15, 2012      See rider form    See rider form
for Terminal Illness

Overloan Protection
Benefit*                      July 15, 2012      See benefit form  Not applicable
Minimum Age:                             75
Maximum Age                              95
Minimum Policy Duration            15 Years
Indebtedness Percentage:                95%
Maximum Exercise Charge                  3%

* When exercised, a one time charge will be assessed, not to exceed the Maximum Exercise Charge shown above.

138795-DP                               Page 3D                             9/12

INVESTMENT OPTIONS                                                                  INITIAL PREMIUM ALLOCATIONS
------------------                                                                  ---------------------------
RiverSource Life Insurance Co. of New York Fixed Account                                                     20%

INVESTMENTS OF THE SUBACCOUNTS:

AllianceBernstein VPS Large Cap Growth Portfolio (Class B)                                                    0%
American Century VP Value, Class II                                                                           0%
BlackRock Global Allocation V.I. Fund (Class III)                                                             0%
Columbia Variable Portfolio - Balanced Fund (Class 3)                                                         0%
Columbia Variable Portfolio - Cash Management Fund (Class 2)                                                  0%
Columbia Variable Portfolio - Diversified Bond Fund (Class 2)                                                 0%
Columbia Variable Portfolio - Diversified Equity Income Fund (Class 2)                                        0%
Columbia Variable Portfolio - Dynamic Equity Fund (Class 2)                                                   0%
Columbia Variable Portfolio - Emerging Markets Opportunity Fund (Class 2)                                     0%
Columbia Variable Portfolio - Global Bond Fund (Class 2)                                                      0%
Columbia Variable Portfolio - Global Inflation Protected Securities Fund (Class 2)                            0%
Columbia Variable Portfolio - High Income Fund, Class 2                                                       0%
Columbia Variable Portfolio - High Yield Bond Fund (Class 2)                                                 10%
Columbia Variable Portfolio - Income Opportunities Fund (Class 2)                                            50%
Columbia Variable Portfolio - International Opportunity Fund (Class 2)                                       20%
Columbia Variable Portfolio - Large Cap Growth Fund (Class 2)                                                 0%
Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2)                                          0%
Columbia Variable Portfolio - Marsico International Opportunities Fund, Class 2                               0%
Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 2)                                       0%
Columbia Variable Portfolio - Mid Cap Value Opportunity Fund (Class 2)                                        0%
Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)                                                    0%
Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2)                                           0%
Columbia Variable Portfolio - Select Smaller-Cap Value Fund (Class 2)                                         0%
Columbia Variable Portfolio - Short Duration U.S. Government Fund (Class 2)                                   0%
Columbia Variable Portfolio - Strategic Income Fund, Class 2                                                  0%
DWS Alternative Asset Allocation VIP, Class B                                                                 0%
Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2                                                       0%
Fidelity(R) VIP Mid Cap Portfolio Service Class 2                                                             0%
FTVIPT Franklin Small Cap Value Securities Fund - Class 2                                                     0%
FTVIPT Mutual Shares Securities Fund - Class 2                                                                0%
Janus Aspen Series Janus Portfolio: Service Shares                                                            0%
Janus Aspen Series Moderate Allocation Portfolio: Service Shares                                              0%
MFS(R) Utilities Series - Service Class                                                                       0%
Morgan Stanley UIF Mid Cap Growth Portfolio, Class II Shares                                                  0%
Neuberger Berman Advisers Management Trust Socially Responsive Portfolio (Class S)                            0%
Oppenheimer Global Securities Fund/VA, Service Shares                                                         0%
Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA, Service Shares                                           0%
PIMCO VIT All Asset Portfolio, Advisor Share Class                                                            0%
PIMCO VIT Global Multi-Asset Portfolio, Advisor Share Class                                                   0%
Variable Portfolio - Aggressive Portfolio (Class 2)                                                           0%
Variable Portfolio - American Century Diversified Bond Fund (Class 2)                                         0%

138795-DP                               Page 3E                             9/12

INVESTMENT OPTIONS                                                          INITIAL PREMIUM ALLOCATIONS
------------------                                                          ---------------------------
INVESTMENTS OF THE SUBACCOUNTS:
Variable Portfolio - American Century Growth Fund (Class 2)                                           0%
Variable Portfolio - Columbia Wanger International Equities Fund (Class 2)                            0%
Variable Portfolio - Columbia Wanger U.S. Equities Fund (Class 2)                                     0%
Variable Portfolio - Conservative Portfolio (Class 2)                                                 0%
Variable Portfolio - Davis New York Venture Fund (Class 2)                                            0%
Variable Portfolio - DFA International Value Fund (Class 2)                                           0%
Variable Portfolio - Eaton Vance Floating-Rate Income Fund (Class 2)                                  0%
Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 2)                                       0%
Variable Portfolio - Invesco International Growth Fund (Class 2)                                      0%
Variable Portfolio - J.P. Morgan Core Bond Fund (Class 2)                                             0%
Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2)                                           0%
Variable Portfolio - Marsico Growth Fund (Class 2)                                                    0%
Variable Portfolio - MFS Value Fund (Class 2)                                                         0%
Variable Portfolio - Moderate Portfolio (Class 2)                                                     0%
Variable Portfolio - Moderately Aggressive Portfolio (Class 2)                                        0%
Variable Portfolio - Moderately Conservative Portfolio (Class 2)                                      0%
Variable Portfolio - Morgan Stanley Global Real Estate Fund (Class 2)                                 0%
Variable Portfolio - NFJ Dividend Value Fund (Class 2)                                                0%
Variable Portfolio - Nuveen Winslow Large Cap Growth Fund (Class 2)                                   0%
Variable Portfolio - Partners Small Cap Growth Fund (Class 2)                                         0%
Variable Portfolio - Partners Small Cap Value Fund (Class 2)                                          0%
Variable Portfolio - PIMCO Mortgage-Backed Securities Fund (Class 2)                                  0%
Variable Portfolio - Pyramis(R) International Equity Fund (Class 2)                                   0%
Variable Portfolio - Wells Fargo Short Duration Government Fund (Class 2)                             0%
Wells Fargo Advantage VT Opportunity Fund - Class 2                                                   0%
Wells Fargo Advantage VT Small Cap Growth Fund - Class 2                                              0%

138795-DP                               Page 3F                             9/12

                    PAYMENT OF POLICY PROCEEDS OPTION TABLES

                             OPTION A INTEREST RATE

Option A Interest Rate 1%

Interest in excess of the Option A Interest Rate may be applied by Us. Excess interest will be determined by Us based on Our expectations of future investment earnings.

                                 OPTION B TABLE

Number       Monthly
of Years  Payment/$1000
--------  -------------
10                 9.18
15                 6.42
20                 5.04
25                 4.22
30                 3.68

The table above is based on an interest rate of 2.00%

                                 OPTION C TABLE

                              M = MALE F = FEMALE

                          LIFE INCOME PER $1,000 WITH
                            PAYMENTS GUARANTEED FOR

       Settlement     5 Years          10 Years        15 Years
Age    Beginning   -------------  ------------------  ----------
Payee   In Year       M      F       M         F       M     F
-----  ----------  -------  ----  --------  --------  ----  ----
65           2015     4.54  4.10      4.46      4.06  4.31  3.99
             2025     4.39  3.97      4.32      3.94  4.19  3.88
             2035     4.25  3.86      4.19      3.84  4.08  3.79
75           2015     6.41  5.77      5.99      5.53  5.39  5.14
             2025     6.13  5.52      5.78      5.33  5.27  5.01
             2035     5.88  5.30      5.59      5.15  5.16  4.88
85           2015     9.63  9.02      7.85      7.61  6.22  6.16
             2025     9.20  8.56      7.68      7.40  6.18  6.10
             2035     8.81  8.16      7.50      7.20  6.14  6.05

The table above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at a 2.00% annual effective interest rate. Mortality improvements are projected, for each applicable mortality rate, from calendar year 2000 to the calendar year in which each mortality rate is applicable. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.

138795-DP                               Page 3G                             9/12

                              CSO MORTALITY TABLES

     2001 Commissioner's Standard Ordinary (CSO) Mortality Table; Smoker or
                Nonsmoker; Male or Female; Age Nearest Birthday
                               Ages 17 and Under
   2001 Commissioner's Standard Ordinary Mortality Table; Male or Female; Age
                                Nearest Birthday

                                MALE RATE TABLE
       GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 FOR
        MALE INSURED'S WITH A STANDARD NON-TOBACCO RISK CLASSIFICATION*

Attained    Standard    Attained    Standard    Attained    Standard    Attained    Standard
Age       Non-Tobacco     Age     Non-Tobacco     Age     Non-Tobacco     Age     Non-Tobacco
--------  ------------  --------  ------------  --------  ------------  --------  ------------
0         $     0.0800        30  $     0.0850        60  $     0.7450        90  $    16.9075
1               0.0450        31        0.0825        61        0.8300        91       18.4150
2               0.0325        32        0.0825        62        0.9325        92       20.0150
3               0.0225        33        0.0850        63        1.0475        93       21.7325
4               0.0175        34        0.0875        64        1.1675        94       23.5850
5               0.0175        35        0.0900        65        1.2975        95       25.5725
6               0.0175        36        0.0950        66        1.4275        96       27.4300
7               0.0175        37        0.1000        67        1.5600        97       29.4575
8               0.0175        38        0.1075        68        1.7025        98       31.6725
9               0.0175        39        0.1125        69        1.8500        99       34.0975
10              0.0175        40        0.1200        70        2.0300       100       36.7700
11              0.0225        41        0.1300        71        2.2300       101       38.9500
12              0.0275        42        0.1425        72        2.4950       102       41.3350
13              0.0325        43        0.1575        73        2.7775       103       43.9450
14              0.0375        44        0.1750        74        3.0725       104       46.8125
15              0.0500        45        0.1925        75        3.3975       105       49.9250
16              0.0600        46        0.2125        76        3.7525       106       53.3625
17              0.0700        47        0.2325        77        4.1675       107       57.1725
18              0.0750        48        0.2425        78        4.6525       108       61.4175
19              0.0775        49        0.2575        79        5.2175       109       66.1725
20              0.0775        50        0.2750        80        5.8375       110       71.5275
21              0.0775        51        0.2975        81        6.5500       111       77.6150
22              0.0775        52        0.3300        82        7.2975       112       83.3325
23              0.0800        53        0.3625        83        8.1075       113       83.3325
24              0.0800        54        0.4050        84        9.0150       114       83.3325
25              0.0800        55        0.4575        85       10.0400       115       83.3325
26              0.0850        56        0.5125        86       11.1900       116       83.3325
27              0.0875        57        0.5700        87       12.4650       117       83.3325
28              0.0875        58        0.6200        88       13.8475       118       83.3325
29              0.0850        59        0.6775        89       15.3325       119       83.3325

138795-DP                               Page 3H                             9/12

                                MALE RATE TABLE

       GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 FOR
          MALE INSURED'S WITH A STANDARD TOBACCO RISK CLASSIFICATION*

Attained  Standard   Attained  Standard   Attained  Standard   Attained  Standard
Age        Tobacco     Age      Tobacco     Age      Tobacco     Age      Tobacco
--------  ---------  --------  ---------  --------  ---------  --------  ---------
                           30  $  0.1500        60  $  1.3675        90  $ 19.8800
                           31     0.1500        61     1.5050        91    21.3775
                           32     0.1500        62     1.6750        92    22.9325
                           33     0.1550        63     1.8625        93    24.5700
                           34     0.1600        64     2.0550        94    26.3000
                           35     0.1650        65     2.2450        95    28.2550
                           36     0.1750        66     2.4300        96    30.0200
                           37     0.1850        67     2.6075        97    31.9175
                           38     0.2000        68     2.7975        98    33.9650
                           39     0.2125        69     2.9850        99    36.1825
                           40     0.2300        70     3.2125       100    38.5875
                           41     0.2525        71     3.4625       101    40.4550
                           42     0.2775        72     3.8025       102    42.4650
                           43     0.3075        73     4.1475       103    44.6300
                           44     0.3425        74     4.4950       104    46.9650
                           45     0.3800        75     4.9025       105    50.0725
                           46     0.4150        76     5.3375       106    53.5050
                           47     0.4550        77     5.8450       107    57.3150
18        $  0.0925        48     0.4775        78     6.4325       108    61.5525
19           0.1000        49     0.5025        79     7.1075       109    66.3050
20           0.1050        50     0.5375        80     7.8325       110    71.6575
21           0.1100        51     0.5800        81     8.6525       111    77.7400
22           0.1150        52     0.6400        82     9.4875       112    83.3325
23           0.1200        53     0.7050        83    10.3725       113    83.3325
24           0.1275        54     0.7900        84    11.3425       114    83.3325
25           0.1350        55     0.8825        85    12.4975       115    83.3325
26           0.1425        56     0.9800        86    13.7800       116    83.3325
27           0.1500        57     1.0800        87    15.1775       117    83.3325
28           0.1500        58     1.1600        88    16.6725       118    83.3325
29           0.1500        59     1.2550        89    18.2450       119    83.3325

------------
* For Insureds with a super preferred or preferred risk classification, the corresponding standard non-tobacco or standard tobacco guaranteed maximum monthly cost of insurance rates will apply.

* For Insureds with other than a super preferred, preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the monthly rates by the substandard class risk factor shown under Policy Data.

You may apply for a change in risk classification or substandard class risk factor for Insureds (see the Policy Change section of this policy) who are at least Attained Insurance Age 18, and no more than Attained Insurance Age 119, subject to Our underwriting rules and requirements at the time the change is requested.

There are no cost of insurance charges on or after Attained Insurance Age 120.

138795-DP                               Page 3I                             9/12

                                  DEFINITIONS

The following words are often used in this policy. When We use these words, this is what We mean:

ACCUMULATION UNIT

An accounting unit used to calculate the Variable Account Value. It is a measure of the net investment results of each of the Subaccounts.

AGE ANNIVERSARY

An Age Anniversary is the Policy Anniversary on which the Insured becomes a certain Attained Insurance Age.

ATTAINED INSURANCE AGE

The Insured's Insurance Age plus the number of Policy Anniversaries since the Policy Date. Attained Insurance Age changes only on a Policy Anniversary.

CASH SURRENDER VALUE

The policy Proceeds if the policy is surrendered in full. It is the Policy Value minus any Indebtedness, minus surrender charges shown under Policy Data.

CHARITABLE GIFT AMOUNT

The Charitable Gift Amount is equal to 1% of the policy's Proceeds payable, upon death of the Insured, up to a maximum of $100,000. The Charitable Gift Amount is only payable to the Charitable Gift Amount beneficiary. The Charitable Gift Amount is determined as of the date of death of the Insured. The Charitable Gift Amount is payable by Us and is not deducted from Your policy's proceeds.

FIXED ACCOUNT

Our general investment account. It is made up of Our assets other than those held in any segregated asset account.

FIXED ACCOUNT VALUE

The portion of the Policy Value that is allocated to the Fixed Account including Indebtedness.

INDEBTEDNESS

All existing loans on this policy plus policy loan interest which has either been accrued or added to the policy loan.

IN FORCE

The Insured's life remains insured under the terms of this policy.

INSURANCE AGE

The Insurance Age of the Insured on the Policy Date is the issue age shown under Policy Data. It is the age We determine from the date of birth listed on the application, and is the age on the birthday nearest to the application date.

INSURED

The person whose life is insured by this policy.

MONTHLY DATE

It is the same day each month as the Policy Date. If there is no Monthly Date in a calendar month, the Monthly Date will be the first day of the next calendar month.

NET PREMIUM

The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge. We reserve the right to change the current premium expense charge based on Our expectations of future investment earnings, persistency, and expenses. However, it will never exceed the guaranteed premium expense charge shown under Policy Data.

POLICY ANNIVERSARY

The same day and month as the Policy Date each year that the policy remains In Force.

POLICY DATE

It is the date from which Policy Anniversaries, policy years and policy months are determined. Your Policy Date is shown under Policy Data.

POLICY VALUE

The Fixed Account Value plus the Variable Account Value.

138795-ES                               Page 4                              9/12

PROCEEDS

Proceeds means the amount payable under this policy as follows:

1. upon death of the Insured, Proceeds will be the death benefit minus any Indebtedness, as of the date of the Insured's death;

2.   upon surrender of the policy, the Proceeds will be the Cash Surrender
     Value.

PRO-RATA BASIS

Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportionate to the value (minus any Indebtedness in the Fixed Account) that each bears to the total Policy Value, minus Indebtedness.

SPECIFIED AMOUNT

An amount used to determine the death benefit and the Proceeds payable upon death of the Insured. The initial Specified Amount is shown under Policy Data.

SUBACCOUNTS

Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or fund as shown under Policy Data.

TERMINATE

This policy is no longer In Force. All insurance coverage under this policy has stopped.

VALUATION DATE

Any day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the Subaccounts such that the current value might be materially affected.

VALUATION PERIOD

The interval of time commencing at the close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

VARIABLE ACCOUNT VALUE

The sum of the values of the Subaccounts under this policy.

VARIABLE ACCOUNT

RiverSource of New York Account 8 established under New York law as a segregated asset account of Ours. We have allocated to the Variable Account a part of Our assets for this and certain other policies. Such assets remain Our property. They cannot be charged, however, with liabilities from any other business in which We may take part.

WE, OUR, US

RiverSource Life Insurance Co. of New York

WRITTEN REQUEST

A request in writing signed by You, and acceptable to Us.

YOU, YOUR

The owner of this policy. The owner may be someone other than the Insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

138795-ES                               Page 5                              9/12

                             THE INSURANCE CONTRACT

ENTIRE CONTRACT

The entire contract between You and Us is as stated in this policy, Your attached application, and any attached supplemental applications, endorsements and riders.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this policy. That person must do so in writing. None of Our representatives or other persons has the authority to change or waive any of Our rights or requirements under this policy.

In issuing this policy, We have relied upon the application. The statements made in the application are considered representations and not warranties. No material misrepresentations made in connection with the application will be used by Us to void the policy or to deny a claim unless that material misrepresentation is part of the application.

After the Policy Date, applications for an increase of the Specified Amount will be attached to and made a part of this policy and will form part of the entire contract.

Any statement concerning tobacco status will be attached to and made a part of this policy and will form part of the entire contract.

POLICY INCONTESTABILITY

After this policy has been In Force during the Insured's lifetime for two years from the Policy Date, We cannot contest the policy except for nonpayment of premiums.

While this policy is contestable, We, on the basis of a material misrepresentation made in the application, may rescind or reform this policy and We may deny a claim.

Any increase in Specified Amount which requires evidence of insurability will be contestable for such amount during the Insured's lifetime for two years from the effective of such amount. While the increase in Specified Amount is contestable, We, on the basis of a material misrepresentation made in the application for the increase in Specified Amount, may rescind or reform this policy for the increase in Specified Amount or We may deny a claim for the increase in Specified Amount.

If within two years from the effective date of a change in the Insured's risk classification which requires evidence of insurability or a change in the Insured's substandard special class risk factor which requires evidence of insurability, We find that there was a material misrepresentation made in the application for the change, and it is discovered on or after the death of the Insured, the Proceeds payable upon death will be:

     1.   the Policy Value on the date of death; plus

     2. the amount of insurance that the cost of insurance on the Insured, which was deducted from the Policy Value for the policy month during which such death occurred, would have purchased using the cost of insurance rates for the risk classification or substandard risk factor in effect before the change; minus

     3.   any Indebtedness on the date of death.

If within two years from the effective date of a change in the Insured's risk classification which requires evidence of insurability or a change in the Insured's substandard special class risk factor which requires evidence of insurability, We find that there was a material misrepresentation made in the application for the change, and it is discovered before the death of the
Insured:

     1. the Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date the misstatement is discovered, been based on the Insured's risk classification or substandard risk factor in effect before the change. The adjustment will take effect on the Monthly Date on or next following the date such misstatement is discovered; and

     2. the monthly deduction will then be based on the Insured's risk classification or substandard risk factor in effect before the change beginning on the Monthly Date on or next following the date such misstatement is discovered.

SUICIDE EXCLUSION

Suicide by the Insured within two years from the Policy Date is not covered by this policy. In this event the only amount payable by Us to the beneficiary will be the gross premiums which You have paid, minus any Indebtedness and partial surrenders.

If the Insured commits suicide within two years from the effective date of:

1.   any increase in Specified Amount which requires proof of insurability; or

2.   any rider attached to this policy;

then the amount payable by Us with respect to the increased coverage or rider benefit will be limited to the monthly deductions for such additional Specified Amount or rider on the life of the Insured.

138795-ES                               Page 6                              9/12

MISSTATEMENT OF INSURED'S AGE OR SEX

If the Insured's age or sex has been misstated, and it is discovered on or after the death of the Insured, the Proceeds payable upon death will be:

1.   the Policy Value on the date of death; plus

2. the amount of insurance that the cost of the insurance on the Insured, which was deducted from the Policy Value for the policy month during which such death occurred, would have purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex; minus

3.   any Indebtedness on the date of death.

If the Insured's age or sex has been misstated and it is discovered before the death of the Insured:

1. the Specified Amount will be adjusted to the amount it would have been had the cost of insurance, on the Monthly Date immediately preceding the date the misstatement is discovered, been based on the Insured's correct age and sex. The adjustment will take effect beginning on the Monthly Date on or next following the date such misstatement is discovered; and

2. the monthly deduction will then be based on the Insured's correct age and sex beginning on the Monthly Date on or next following the date such misstatement is discovered.

VOTING RIGHTS

All policy owners with Variable Account Values will have voting rights. So long as federal law requires, You may have the right to vote at shareholder meetings. If You have voting rights, We will send You a notice of the time and place of any such meetings. The notice will explain matters to be voted upon and how many votes You will have.

POLICY TERMINATION

This policy will Terminate on the earliest of the following:

1. the date You request, by Written Request or other requests acceptable to Us, that coverage ends; or

2.   the date You surrender the policy in full; or

3.   the end of the grace period; or

4.   the date of death of the Insured.

Your Written Request to Terminate coverage will be effective as of the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for Termination by other than Written Request, it will be effective as of the date We receive Your request, or a later date if specified in Your request.

TAX TREATMENT OF THIS POLICY

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended. We reserve the right to endorse this policy to comply with:

1.   future changes in the Internal Revenue Code;

2.   any regulations or rulings issued under the Internal Revenue Code; and

3.   any other requirements imposed by the Internal Revenue Service;

with respect to remaining qualified for treatment as a life insurance policy under these Internal Revenue Code sections.

If endorsed, We will provide the owner with a copy of any such endorsement upon approval of the insurance regulator of the state in which this policy is delivered.

We reserve the right to decline any change that would cause this policy to lose its ability to be tested for federal income tax purposes under the CSO mortality tables shown under Policy Data.

EXCHANGE OF THIS POLICY

Once during the first 18 months after the Policy date, if it has not lapsed or been surrendered in full, You have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the Subaccounts. This is done by transferring, without charge, the entire Policy Value to the Fixed Account.

You also have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the Subaccounts in the event of a material change in the investments of the Subaccounts. The option to exchange is exercisable within 60 days after (a) the effective date of such change in the investments, or (b) the receipt of the notice of the change in investments, whichever is later. The exchange is done by transferring, without charge, the entire Policy Value to the Fixed Account.

A transfer for these purposes will not count against the five transfers per policy year limit described in the Transfers Among the Subaccounts and the Fixed Account provision of the Subaccounts section of this policy. Also, we will waive the restrictions on transfers from the Subaccounts into the Fixed Account described in the Transfers Among the Subaccounts and the Fixed Account provision of the Subaccounts section of this policy.

138795-ES                               Page 7                              9/12

                             OWNER AND BENEFICIARY

YOUR RIGHTS AS OWNER OF THIS POLICY

As long as the Insured is living and unless otherwise provided in this policy, You may exercise all rights and privileges provided in this policy or allowed by Us.

SUCCESSOR OWNER

A successor owner becomes the new owner of this policy if You die during the lifetime of the Insured. If no successor owner is living at the time of Your death, ownership will pass to Your estate. The successor owner, if any, is shown in the application unless changed as provided below.

CHANGING OWNERSHIP OF THIS POLICY

You can change the ownership of this policy by Written Request on a form satisfactory to Us. A successor owner may also be changed in this same way. The change must be made while the Insured is living. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

PROCEEDS PAID TO BENEFICIARY UPON DEATH OF THE INSURED

We will pay the Proceeds to the beneficiary or beneficiaries which You have named in the application unless You have since changed the beneficiary as provided below. If the beneficiary has been changed, We will pay the Proceeds in accordance with Your last change of beneficiary request. Only those beneficiaries who are living at the Insured's death may share in the Proceeds. If no beneficiary survives the Insured, We will pay the Proceeds to You, if living; otherwise, to Your estate.

CHARITABLE GIFT AMOUNT BENEFICIARY

The Charitable Gift Amount beneficiary may be any organization described under
Section 170(c) of the Internal Revenue Code, as it now exists or may later be amended, as an authorized recipient of charitable contributions. Generally, these organizations are considered exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code, as it now exists or may be amended.

In addition, if We are prohibited from providing the payable Charitable Gift Amount to the Charitable Gift Amount beneficiary by State or Federal law, such as the USA Patriot Act as it now exists or may later be amended, no amount will be payable by Us to that Charitable Gift Amount beneficiary.

You may designate the Charitable Gift Amount beneficiary at any time. If the Charitable Gift Amount beneficiary You have designated is not in existence at the time the Charitable Gift Amount is payable, or is no longer qualified as described in the previous two paragraphs, You (or Your estate representative, if You are the Insured) may name a new Charitable Gift Amount beneficiary to whom the Charitable Gift Amount will be payable.

Only one organization may be designated as the Charitable Gift Amount beneficiary at any time.

138795-ES                               Page 8                              9/12

CHANGE OF BENEFICIARY BY OWNER

You may change the beneficiary anytime while the Insured is living by Written Request on a form satisfactory to Us. Once the change is received by Us, it will take effect as of the date Your request was signed, or a later date if specified in Your request, subject to any action taken or payment made by Us before We received the change.

If an irrevocable beneficiary is on record, such beneficiary cannot be changed without the written consent of the irrevocable beneficiary.

CHANGE OF CHARITABLE GIFT AMOUNT BENEFICIARY

You may change the Charitable Gift Amount beneficiary once each year, while the Insured is living by Written Request on a form satisfactory to Us. The change will take effect on the next monthly date following the date We approve the request.

ASSIGNING THIS POLICY AS COLLATERAL

While the Insured is living, You can assign this policy or any interest in it, other than the Charitable Gift Amount, by Written Request on a form satisfactory to Us. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. Any policy Proceeds payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to Us. Any assignment, unless otherwise specified by You, shall take effect as of the date the assignment was signed, subject to any action taken or payment made by Us before We received the assignment. We are not responsible for the validity of any assignment.

To terminate the assignment, the collateral assignee must release his or her interest in the policy.

138795-ES                               Page 9                              9/12

                                     PREMIUMS

PREMIUM PAYMENTS

There are three types of premium payments that apply to this policy:

1. the initial premium;

2. scheduled premiums; and

3. unscheduled premiums.

Premiums must be paid or mailed to Us at Our home office or to an authorized agent. We will give You a receipt if You request one. A check or draft given for all or part of a premium, unless paid upon its presentation to the bank or person drawn on, shall not be considered payment.

We reserve the right to require evidence of insurability or limit the amount of any premium payment that would result in more than a dollar for dollar increase in the death benefit.

INITIAL PREMIUM

The initial premium is the premium due on or before the Policy Date. The initial premium payment must be received by Us before the policy can become effective, and no insurance will take effect until this amount is paid.

SCHEDULED PREMIUM

THE SCHEDULED PREMIUM WILL SERVE ONLY AS AN INDICATION OF YOUR PREFERENCE AS TO THE PROBABLE FUTURE AMOUNT AND FREQUENCY OF PAYMENTS. YOU MAY CHANGE THE AMOUNT OR FREQUENCY AT ANY TIME BY WRITTEN REQUEST OR OTHER REQUESTS ACCEPTABLE TO US.

The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval which You selected in the application. However, no scheduled premium may be paid on or after the Insured's Attained Insurance Age 120 Anniversary except amounts required to keep the policy In Force under the grace period provision.

SCHEDULED PREMIUMS MAY BE PAID ANNUALLY, SEMI-ANNUALLY, OR QUARTERLY. PAYMENT AT ANY OTHER INTERVAL MUST BE APPROVED BY US. ANY SCHEDULED PREMIUM PAYMENT MUST BE AT LEAST $25.

UNSCHEDULED PREMIUM PAYMENTS

You can make additional premium payments of at least $25 at any time prior to the Insured's Attained Insurance Age 120 Anniversary. After that, We will only accept amounts required to keep the policy In Force under the grace period provision.

RESTRICTIONS OF PREMIUM PAYMENTS

This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, 7702, and other relevant sections of the Internal Revenue Code as they now exist or may later be amended.

We reserve the right to refuse premiums and return them with interest, unless the premium is necessary to continue coverage, if such premiums would disqualify this policy from:

1. treatment as a life insurance policy under Internal Revenue Code Sections 72, 101, and 7702; or

2.   favorable tax treatment under Internal Revenue Code Sections 72 and 101.

PREMIUM PROCESSING

The Net Premium is allocated to the Fixed Account and the Subaccounts according to Your premium allocation percentages in effect. You may choose any whole percentage for the Fixed Account and each Subaccount from 0% to 100%. The sum of Your premium allocation percentages must equal 100%. You may change the premium allocation percentages at any time by Written Request or other requests acceptable to Us.

Net Premiums received before the Policy Date will initially be allocated to the Fixed Account. On the Policy Date, the Policy Value will be transferred to the Subaccounts or remain in the Fixed Account in accordance with Your premium allocation percentages. For any premium received on or after the Policy Date, the Net Premium will be allocated in accordance with Your premium allocation percentages in effect.

138795-ES                     Page 10                                  9/12

GRACE PERIOD

If on a Monthly Date the Cash Surrender Value is less than the monthly deduction for the policy month following such Monthly Date, and neither the no-lapse guarantee nor the minimum initial premium guarantee is in effect, a grace period of 61 days will begin.

The grace period will give You time to make a premium payment or loan repayment sufficient to continue Your coverage. Within 30 days following the Monthly Date, We will mail to Your last known address, a notice as to the payment needed and the date by which We must receive such payment.

The premium payment or loan repayment needed will be the lesser of:

1. an amount so that the Cash Surrender Value is sufficient to pay any overdue monthly deductions, plus the next three monthly deductions; or

2. the amount needed to keep the minimum initial premium guarantee in effect, if it is eligible to be kept in effect, during the grace period and for three months after the end of the grace period; or

3. the amount needed to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect, during the grace period and for three months after the end of the grace period.

If the premium payment or loan repayment is not paid within the grace period, all coverage under this policy will Terminate without value at the end of the 61 day grace period. This type of Termination is known as lapse. The end of the grace period is the date of lapse.

Any payment sent by U.S. mail must be postmarked within the grace period to keep the policy In Force.

If the Insured's death occurs during the grace period and benefits become payable under the policy, the lesser of the following will be deducted from the
Proceeds:

1.   any overdue monthly deductions; or

2. the premium required to keep the minimum initial premium guarantee in effect, if it is eligible to be kept in effect; or

3. the premium required to keep the no-lapse guarantee in effect, if it is eligible to be kept in effect.

If either the minimum initial premium guarantee or no-lapse guarantee is in effect as described in the next two provisions, the policy will not enter the grace period.

MINIMUM INITIAL PREMIUM GUARANTEE

To allow You the opportunity to increase Your Policy Value gradually so that the Cash Surrender Value is sufficient to pay the monthly deduction, a minimum initial premium guarantee will be in effect during the minimum initial premium period shown under Policy Data if:

     1. on a Monthly Date, the Policy Value minus Indebtedness equals or exceeds the monthly deduction for the policy month following such Monthly Date; and

     2. the sum of all premiums paid, minus any partial surrenders, and minus Indebtedness equals or exceeds the minimum initial premium shown under Policy Data times the number of months since the Policy Date, including the current month.

To keep the minimum initial premium guarantee in effect, premiums may be paid at any interval as long as the sum of premiums paid at all times is at least equal to the total required minimum initial premium.

If on a Monthly Date sufficient premiums have not been paid to maintain the minimum initial premium guarantee, the minimum initial premium guarantee will no longer be in effect. Therefore, Your policy will enter the grace period if the no-lapse guarantee is not in effect and the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date.

If on a Monthly Date sufficient premiums have not been paid to maintain the minimum initial premium guarantee, You will have 61 days to pay a premium sufficient to maintain the minimum initial premium guarantee. Within 30 days following the Monthly Date, We will mail to Your last known address, a notice as to the payment needed. If You do not pay such a premium within the 61 day period, the minimum initial premium guarantee will no longer be in effect and it cannot be reinstated.

The minimum initial premium will change if:

1.   the Specified Amount is increased or decreased;

2.   the death benefit option is changed; or

3.   riders are added, changed or terminated.

The new minimum initial premium will apply from the date of the change.

Although Your policy will remain In Force, if You pay only the premium needed to keep the minimum initial premium guarantee in effect,

138795-ES                     Page 11                                  9/12

You may be foregoing the advantage of building up Policy Value.

If the minimum initial premium guarantee terminates before the end of the no-lapse guarantee period, and the no-lapse guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of an additional premium.

At the end of the minimum initial premium period, if the no-lapse guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the minimum initial premium guarantee.

NO-LAPSE GUARANTEE

The no-lapse guarantee provides that during the no-lapse guarantee period shown under Policy Data, this policy will not Terminate even if the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date. Sufficient premium as described below must be paid to keep the no-lapse guarantee in effect.

The no-lapse guarantee will remain in effect if, on each Monthly Date:

     (a)equals or exceeds (b)

where:

(a) is the sum of all premiums paid, minus any partial surrenders and partial surrender fees, and minus any Indebtedness; and

(b) is the no-lapse guarantee premium, shown under Policy Data, times the number of months since the Policy Date, including the current month.

To keep the no-lapse guarantee in effect, premiums may be paid at any interval as long as the sum of premiums paid at all times is at least equal to the total required no-lapse guarantee premiums.

While this policy is kept In Force by the no-lapse guarantee, any monthly deduction amounts that exceed the Policy Value, minus any Indebtedness, will be waived.

If on a Monthly Date sufficient premiums have not been paid to maintain the no-lapse guarantee, the no-lapse guarantee provision will no longer be in effect. Therefore, Your policy will enter the grace period if the minimum initial premium guarantee is not in effect and the Cash Surrender Value is insufficient to pay the monthly deduction on a Monthly Date.

Within 60 days following the Monthly Date where sufficient premiums have not been paid to maintain the no-lapse guarantee, We will mail to Your last known address, a notice as to the payment needed within the next 60 days to continue the no-lapse guarantee. If the premium is not paid within this period, the no-lapse guarantee will no longer be in effect.

The no-lapse guarantee, however, can be reinstated within two years from the date it was last in effect. The amount needed to reinstate the no-lapse guarantee is an amount equal to:

     (a) + (b) + (c) - (d)

where:

(a) is the sum of premiums required for the no-lapse guarantee to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;

(b) is any partial surrenders and partial surrender fees that have been taken to the date of reinstatement;

(c)  is any Indebtedness on the date of reinstatement;

(d)  is the total of all premiums paid to the date of reinstatement.

The no-lapse guarantee premium will change if:

1.   the Specified Amount is increased or decreased;

2.   the death benefit option is changed; or

3.   riders are added, changed or terminated.

The new no-lapse guarantee premium will apply from the date of the change.

Although Your policy will remain In Force, if You pay only the premium needed to keep the no-lapse guarantee in effect, You may be foregoing the advantage of building up Policy Value.

If the no-lapse guarantee terminates before the end of the no-lapse guarantee period and the minimum initial premium guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of an additional premium.

At the end of the no-lapse guarantee period, if the minimum initial premium guarantee is not in effect, the Cash Surrender Value may not be sufficient to keep this policy In Force without payment of additional premium. The premium required to keep this policy In Force may be higher than the premiums required for the no-lapse guarantee.

138795-ES                     Page 12                                  9/12

REINSTATEMENT

This policy may be reinstated within three years after the end of the grace period, unless it was surrendered for cash. To do this, We will require all of the following:

1.  your Written Request on a form satisfactory to Us to reinstate the policy;

2.  evidence of insurability of the Insured satisfactory to Us;

3.  payment of the required reinstatement premium or loan repayment amount;

4.  payment or reinstatement of any Indebtedness.

If the policy is within the no-lapse guarantee period, and the no-lapse guarantee is no longer in effect but it can be reinstated, the required repayment amount to reinstate the policy is an amount equal to the lesser of:

1. An amount equal to (a) + (b) + (c) - (d) - (e) where:

(a) is the sum of required premiums for the no-lapse guarantee to the date of reinstatement assuming a no-lapse guarantee was always in effect since the Policy Date;

(b) is any partial surrenders and partial surrender fees that have been taken to the date of reinstatement;

(c)  is any Indebtedness on the policy at the end of the grace period;

(d)  is any Indebtedness repaid on the date of the reinstatement; and

(e)  is the total of all premiums paid to the date of reinstatement; or

2. An amount equal to (a) + (b) + (c) + (d) - (e) - (f) Where:

(a)  is the surrender charge which will be reinstated;

(b) is an amount equal to the monthly deductions not taken during the grace period;

(c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)  is any Indebtedness on the policy at the end of the grace period;

(e)  is any Indebtedness repaid on the date of the reinstatement; and

(f)  is the Policy Value as of the last day of the grace period.

If the policy is within the no-lapse guarantee period, but the no-lapse guarantee is no longer in effect and it cannot be reinstated or the policy is beyond the No-Lapse Guarantee Period, the required repayment amount to reinstate the policy is an amount equal to;

     (a) + (b) + (c) + (d) - (e) - (f)

where:

(a)  is the surrender charge which will be reinstated;

(b) is an amount equal to the monthly deductions not taken during the grace period;

(c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

(d)  is any Indebtedness on the policy at the end of the grace period;

(e)  is any Indebtedness repaid on the date of the reinstatement; and

(f)  is the Policy Value as of the last day of the grace period.

 The Policy Value on the date of reinstatement will be equal to:

1.   the Policy Value as of the last day of the grace period; plus

2.   the required reinstatement premium; plus

3.   any premium in excess of the required reinstatement premium; minus

4.   the monthly deductions not collected during the 61 day grace period.

Surrender charges will return to what they would have been if the policy had not lapsed. Any Indebtedness on the policy at the end of the grace period will be reinstated unless it is repaid prior to the reinstatement.

The incontestability period will also start over from the effective date of reinstatement and we may contest the truth of statements or representations made in the reinstatement application.

138795-ES                     Page 13                                  9/12

                                 DEATH BENEFITS

     DEATH BENEFIT PRIOR TO OR ON INSURED'S ATTAINED INSURANCE AGE 120
ANNIVERSARY

The death benefit upon death of the Insured prior to or on the Insured's Attained Insurance Age 120 Anniversary will be the greater of:

1. the amount based on the death benefit option in effect as of the date of the Insured's death; or

2. the Policy Value multiplied by the death benefit percentage found in the death benefit percentage table shown under Policy Data.

DEATH BENEFIT OPTIONS

The initial death benefit option is shown under Policy Data. While this policy is In Force, You may change the option as explained in the Policy Change section, or as limited by any attached riders or endorsements.

     OPTION 1

     The amount under this option will be the Specified Amount.

     OPTION 2

     The amount under this option will be the Specified Amount plus the Policy Value of this policy.

The initial Specified Amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

DEATH BENEFIT AFTER THE INSURED'S ATTAINED INSURANCE AGE 120 ANNIVERSARY

The death benefit upon death of the Insured after the Insured's Attained Insurance Age 120 Anniversary will be the greater of:

1. the death benefit on the Insured's Attained Insurance Age 120 Anniversary, minus any partial surrenders and partial surrender fees occurring after the Insured's Attained Insurance Age 120 Anniversary; or

2.   the Policy Value on the date of death.

When the policy is continued after the Insured's Attained Insurance Age 120 Anniversary, the following will occur:

1. interest and/or investment earnings will continue to be credited to the policy value;

2.   premium payments will no longer be accepted;

3.   monthly deductions will no longer be taken;

4. requests may not be made to change the Specified Amount or make a change to the death benefit option;

5. policy loans, loan repayments, and full and partial surrenders will continue to be available under the terms of the policy; and

6.   any riders that are a part of this policy will Terminate.

Termination of this continuation occurs on the earliest of: (1) the date of Your Written Request for this continuation to end; (2) Your Written request to surrender this policy; or (3) the death of the Insured.

PROCEEDS PAYABLE AT INSURED'S DEATH

The Proceeds payable upon death will be:

1.   the death benefit provided by this policy; minus

2. the amount required to continue coverage to the date of death without the policy entering the grace period (if death occurs during the grace period); minus

3.   any Indebtedness as of the date of death.

DEATH BENEFIT PAYABLE UNDER CHARITABLE GIFT AMOUNT BENEFIT

If the policy's Proceeds become payable upon the death of the Insured, while the policy and this benefit are In Force, We will pay the Charitable Gift Amount to the Charitable Gift Amount beneficiary.

The policy's Proceeds payable upon death of the Insured is defined under the Proceeds definition. The policy's Proceeds payable upon death does not include any benefits provided by any riders attached to the policy.

If You have (1) never designated a Charitable Gift Amount beneficiary; or (2) a Charitable Gift Amount beneficiary has been withdrawn and no subsequent designation provided, no amount will be payable under the Charitable Gift Amount benefit.

There is no cost for the Charitable Gift Amount benefit. TAs with all tax matters, You should consult a personal tax advisor to assess the impact of this benefit.

If the paid-up option (see page 20) is elected, the Charitable Gift Amount benefit will no longer be In Force.

138795-ES                     Page 14                                  9/12

LIFE INSURANCE QUALIFICATION TEST

The life insurance qualification test is used to determine if a policy will qualify as life insurance under applicable tax laws. The life insurance qualification test and death benefit percentage table for this test is shown under Policy Data. The test may not be changed after the Policy Date.

DISCLOSURE

Under current federal tax law in effect as of the Policy Date, keeping the policy In Force on or after the Insured's Attained Insurance Age 100 Anniversary raises certain tax issues to which there are currently no clear answers. They include, but are not limited to, the following:

1. the policy may no longer qualify as life insurance for federal income tax purposes; and

2. if the Internal Revenue Service takes the position that the policy does not qualify for life insurance for federal income tax purposes on or after the Insured's Attained Insurance Age 100 Anniversary, You could be taxed on any gain in the policy on or after the Insured's Attained Insurance Age 100 Anniversary. We strongly urge You to consult with Your own tax advisor about the income tax consequences on or after the Insured's Attained Insurance Age 100 Anniversary.

We strongly urge You to consult with Your own tax advisor about the income tax consequences on or after the Insured's Attained Insurance Age 100 Anniversary.

138795-ES                     Page 15                                  9/12

                                 POLICY CHANGE

REQUEST TO CHANGE BENEFITS

While this policy is In Force, You may request to decrease or increase the Specified Amount. You may also request certain changes to the death benefit option. Such changes are subject to the rules below.

RULES FOR CHANGING THE SPECIFIED AMOUNT

You may change the Specified Amount once per year by Written Request. Decreases may only be made after the first policy year. The rules are as follows:

DECREASES OF THE SPECIFIED AMOUNT

1. Any decrease will be effective on the Monthly Date on or next following Our receipt of Your Written Request. Any such decrease will be applied in the following order:

     (a)  against the initial Specified Amount shown under Policy Data; then

     (b) against the increases successively following the initial Specified Amount.

2. The Specified Amount that remains In Force after a requested decrease may not be less than the minimum Specified Amount allowed as shown under Policy Data.

3. We reserve the right to decline to make any Specified Amount decrease that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

INCREASES OF THE SPECIFIED AMOUNT

The following rules apply to any increase in Specified Amount other than that resulting solely from a change in death benefit option:

1. You must apply for an increase by Written Request on a form satisfactory to Us prior to the Insured's Attained Insurance Age 86 Anniversary.

2.   You must furnish satisfactory evidence of insurability of the Insured.

3. Any increase will be subject to Our issue rules and limits at the time of increase.

4.   The minimum increase in the Specified Amount is $10,000.

5. Any increase will be effective on the Monthly Date on or next following the date Your application is approved.

6. An additional administrative charge will apply to the amount of any increase in the Specified Amount.

7. A new schedule of surrender charges will apply to the amount of any increase in the Specified Amount.

CHANGES TO THE DEATH BENEFIT OPTION

Prior to the Insured's Attained Insurance Age 120 Anniversary, You may change the death benefit option once per year by Written Request. The change in option will be effective on the Monthly Date on or next following the date We approve Your request.

If the death benefit option is 2, it may be changed to option 1. The new Specified Amount will be the option 2 death benefit as of the effective date of the change.

If the death benefit option is 1, it may be changed to option 2. The new Specified Amount will be the option 1 death benefit minus the Policy Value as of the effective date of the change.

The  death  benefit  after  a  change may not be less than the minimum Specified
Amount  allowed  as  shown  under  Policy  Data.

We reserve the right to decline to make any death benefit option change that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

REQUEST TO CHANGE RISK CLASSIFICATION OR SUBSTANDARD CLASS RISK FACTOR

While this policy is in force, You may apply for a change in risk classification or substandard class risk factor for Insureds who are at least Attained Insurance Age 18, and no more than Attained Insurance Age 119. Such changes are subject to the rules below.

     1. You must apply for the change by Written Request on a form satisfactory to Us.

     2. You must furnish satisfactory evidence of insurability of the Insured for the change.

     3. Any change will be subject to Our underwriting rules and requirements at the time the change is requested.

     4. Any change will be effective on the Monthly Date on or next following the date Your application is approved.

138795-ES                     Page 16                                  9/12

                                 POLICY VALUES

POLICY VALUE

On a given date the Policy Value equals the Fixed Account Value plus the Variable Account Value.

FIXED ACCOUNT VALUE

On the Policy Date, the Fixed Account value equals:

1. the portion of the initial Net Premiums allocated to the Fixed Account, plus any interest credited on such portion before the Policy Date; minus

2. the portion of the monthly deduction taken from the Fixed Account for the first policy month.

On  any  subsequent  date,  the  Fixed  Account  value  will  be  calculated as:

     (a) + (b) + (c) + (d) - (e) - (f) - (g)

where:

(a) is the Fixed Account value on the preceding Monthly Date plus interest from the preceding Monthly Date to the date of calculation;

(b) is the portion of Net Premiums allocated to the Fixed Account and received since the preceding Monthly Date, plus interest from the date such Net Premiums were received to the date of calculation;

(c) the amount of any transfers from the Subaccounts to the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, since the preceding Monthly Date, plus interest from the effective dates of such transfers to the date of calculation;

(d) is any applicable policy value credit allocated to the Fixed Account since the preceding Monthly Date, plus interest from the effective dates of such credits to the date of calculation;

(e) is the amount of any transfers from the Fixed Account, including loan repayment transfers, to the Subaccounts since the preceding Monthly Date, plus interest from the effective dates of such transfers to the date of calculation;

(f) is the amount of any partial surrender and partial surrender fees taken from the Fixed Account since the preceding Monthly Date, plus interest from the effective dates of such partial surrenders to the date of calculation; and

(g) if the date of calculation is a Monthly Date, the portion of the monthly deduction taken from the Fixed Account.

The interest rate applied in the calculation of the Fixed Account Value is the Fixed Account guaranteed interest rate shown under Policy Data. Interest in excess of the Fixed Account guaranteed rate may be applied in the calculation of the Fixed Account Value. Any change in excess interest rates will be determined by Us based on Our expectations as to future investment earnings, mortality, persistency and expenses.

Interest in excess of the Fixed Account guaranteed interest rate shown under Policy Data will not be applied to the portion of the Policy Value which equals any Indebtedness due Us. Interest in excess of the Fixed Account guaranteed interest rate is nonforfeitable, except indirectly due to any applicable surrender charge.

VARIABLE ACCOUNT VALUE

The Variable Account Value is the sum of the values of the Subaccounts.

On the Policy Date, the value of each Subaccount equals:

1. the portion of the initial Net Premiums allocated to the Subaccount, plus any fixed interest credited on such portion before the Policy Date; minus

2. the portion of the monthly deduction taken from the Subaccount for the first policy month.

On any subsequent date, the value of each Subaccount is calculated as:

          (a) + (b) + (c) + (d) - (e) - (f) - (g)

where:

(a) is the value of the Subaccount on the preceding Valuation Date, multiplied by the net investment factor for the current Valuation Period;

(b) is the portion of Net Premiums allocated to the Subaccount and received during the current Valuation Period;

(c) is the amount of any transfers from other Subaccounts or the Fixed Account, including loan repayment transfers, to the Subaccount during the current Valuation Period;

(d) is any applicable policy value credit allocated to the Subaccount during the current Valuation Period;

(e) is the amount of any transfers from the Subaccount to other Subaccounts or the Fixed Account, including transfers due to loans taken or interest charged on Indebtedness, during the current Valuation Period;

138795-ES                     Page 17                                  9/12

(f) is the amount of any partial surrender and partial surrender fees taken from the Subaccount during the current Valuation Period; and

(g) is the portion of any monthly deduction during the current Valuation Period allocated to the Subaccount for the policy month following the Monthly Date.

MONTHLY DEDUCTION

A monthly deduction is made on each Monthly Date prior to the Insured's Attained Insurance Age 120 Anniversary for the policy fee, administrative charge, cost of insurance, mortality and expense risk charge, and cost of any riders for the policy month following such Monthly Date.

The monthly deduction for a policy month will be calculated as:

     (a) + (b) + (c) + (d) + (e)

where:

(a)  is the policy fee;

(b)  is the administrative charge;

(c)  is the cost of insurance for the policy month;

(d)  is the mortality and expense risk charge; and

(e)  is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the Fixed Account and the Subaccounts according to the monthly deduction allocation percentages specified in Your application for this policy. You may choose any whole percentages for the Fixed Account and each Subaccount from 0% to 100%. By Written Request or other requests acceptable to Us You may change the percentages. Any change will be effective for monthly deductions taken thereafter.

The monthly deductions will be taken from the Fixed Account and the Subaccounts on a Pro-Rata Basis if: 1) the value in the Fixed Account or in any Subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) You do not specify the monthly deduction allocation percentages for the Fixed Account and each Subaccount.

POLICY FEE

There is a monthly policy fee deducted each month prior to the Insured's Attained Insurance Age 120 Anniversary. We reserve the right to change the policy fee based on Our expectations of future investment earnings, persistency, and expenses. However, it will never exceed the guaranteed policy fee shown under Policy Data.

ADMINISTRATIVE CHARGE

There is a monthly administrative charge deducted each month prior to the Insured's Attained Insurance Age 120 Anniversary. We reserve the right to change the administrative charge based on Our expectations of future investment earnings, persistency, and expenses. However, it will never exceed the guaranteed administrative charge shown under Policy Data.

COST OF INSURANCE

The cost of insurance for the policy month is calculated as:

    (a + d) x (b - c)
    -----------------
         1000

where:

(a)  is the monthly cost of insurance rate described below;

(b) is the death benefit divided by the Guaranteed Interest Rate Factor shown under Policy Data;

(c) is the Policy Value at the beginning of the policy month. At this point, the Policy Value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

(d)  is the flat extra rate, shown under Policy Data.

If there have been increases in the Specified Amount, the Policy Value is allocated on a proportional basis to the initial Specified Amount and each subsequent increase.

See the Decreases of the Specified Amount provision of the Policy Change section for how decreases impact the initial Specified Amount and each subsequent increase.

138795-ES                     Page 18                                  9/12

COST OF INSURANCE RATE

The cost of insurance rate used in the cost of insurance calculation is based on the sex, Insurance Age, years since issue, and risk classification of the Insured.

The cost of insurance rate used in the cost of insurance calculation for any increase in Specified Amount is based on the sex, Attained Insurance Age at the time of increase, years since increase, and risk classification of the Insured at the time of increase.

We may change cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk classification as the Insured. Cost of insurance rates will be determined by Us based on Our expectations of mortality, future investment earnings, persistency, and expenses.

The cost of insurance rates will not exceed the guaranteed Maximum Monthly Cost of Insurance Rates shown under Policy Data and are based on the CSO Mortality Tables shown under Policy Data.

MORTALITY AND EXPENSE RISK CHARGE

The mortality and expense risk charge compensates us for assuming the mortality and expense risks under the policy. It is equal to

 (a) x (b) where:
 ---------
     12

(a)  is the Variable Account Value; and

(b)  is the guaranteed mortality and expense risk rate shown under Policy Data.

At this point, the Variable Account Value has not been reduced by any part of the monthly deduction.

We reserve the right to change the mortality and expense risk rate based on Our expectations of mortality, future investment earnings, persistency, and expenses. However, it will never exceed the guaranteed mortality and expense risk rate shown under Policy Data.

BASIS USED FOR POLICY VALUES

Values and reserves are equal to or greater than those required by law of the state in which this policy is delivered. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance regulator of the state in which this policy is delivered.

POLICY VALUE CREDIT

We may periodically apply a policy value credit to Your Policy Value. The requirements that must be met to receive any policy value credit are shown under Policy Data.

The amount of the policy value credit is determined by multiplying the policy value credit percentage times the Policy Value minus any Indebtedness at the time the calculation is made.

We reserve the right to calculate and apply any policy value credit annually, quarterly or monthly.

Any policy value credit will be allocated according to Your premium allocation percentages in effect. Any policy value credit is nonforfeitable, except indirectly due to any applicable surrender charge.

We reserve the right to change the policy value credit percentage based on Our expectations of future investment earnings, persistency, and expenses. However, it will never be less than zero.

138795-ES                     Page 19                                  9/12

RECEIVING INFORMATION ABOUT THE VALUES OF THIS POLICY

At least once a year, without charge, We will send to Your last known address a report that shows:

1.   the Policy Value at the end of the previous and current report periods;

2.   the current death benefit;

3.   the premiums paid;

4.   all charges since the last report;

5.   Indebtedness on this policy;

6.   the current Cash Surrender Value;

7. a notice if the policy's Cash Surrender Value will not maintain the insurance In Force for the next year unless further premium payments are made; and

8. any other information required by the state in which this policy is delivered.

At any time and without charge, We will provide a projection of future death benefits and Policy Values upon Written Request by You.

PAID-UP OPTION

By Written Request, the Cash Surrender Value of this policy can be used to purchase an amount of paid-up insurance. The request may be made in the 30 days before any Policy Anniversary prior to the Insured's Attained Insurance Age 120. If You request this option, You will be forfeiting all rights to make future premium payments. Any riders will terminate. The Charitable Gift Amount will no longer be In Force. The paid-up insurance policy will be effective as of the Policy Anniversary after Your Written request.

The insurance amount and cash surrender value of the paid-up insurance will be based on the cost of insurance rates guaranteed in this policy, with interest at the Fixed Account guaranteed interest rate shown under Policy Data. This policy's death benefit and policy value, both as of the date of the paid-up policy's purchase, will also be used to compute the paid-up policy's insurance amount. The paid-up policy's insurance amount, minus its cash surrender value, cannot be greater than this policy's death benefit, minus its policy value. The amount purchased will remain level and mature on the Insured's Attained Insurance Age 120. Any Cash Surrender Value of this policy that is not used to purchase the paid-up insurance amount will be paid to You. The amount of paid-up insurance will not be less than that required by law of the state in which this policy is delivered.

At any time before the Insured's death, You may surrender the paid-up insurance for its cash surrender value.

138795-ES                     Page 20                                  9/12

                                POLICY SURRENDER

POLICY SURRENDER

You may surrender this policy for its Cash Surrender Value at any time by Written Request, or other requests acceptable to Us. Upon surrender for the full Cash Surrender Value, this policy will Terminate.

The  Cash  Surrender  Value  of  this  policy  is:

1.   the Policy Value at the time of surrender; minus

2.   any Indebtedness on this policy; minus

3.   any applicable surrender charges shown under Policy Data.

PARTIAL SURRENDER

Subject to the rules below, You may partially surrender this policy by Written Request, or other requests acceptable to Us for an amount less than the Cash Surrender Value. A partial surrender fee will be applied as shown under Policy Data.

If death benefit option 1 is in effect, both the Specified Amount and the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee. If death benefit option 2 is in effect, the Policy Value will be reduced by the amount of the partial surrender and partial surrender fee.

Various provisions of this policy may be affected by partial surrenders, including the minimum initial premium guarantee and the no-lapse guarantee as described in the Premiums section.

RULES FOR A PARTIAL SURRENDER

The following rules shall apply to any partial surrender:

1.   partial surrenders may not be made in the first policy year;

2.   the minimum amount that may be surrendered is $500;

3. the partial surrender amount cannot exceed 90% of the full cash surrender value;

4. partial surrenders may not be made if the death benefit that remains In Force is less than the minimum Specified Amount allowed as shown under Policy Data.

We reserve the right to decline a request for a partial surrender that We determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

If you do not specify the percentages for allocation of the partial surrender from the Fixed Account and each Subaccount, the surrender will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis.

PAYMENT OF A SURRENDER

We will normally pay the portion of any surrendered amount from the Subaccounts within 7 days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any surrender payment from the Subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists, and as a result:

     (a)  disposal of securities held in the Subaccounts is impractical; or

     (b) it is impractical to fairly determine the value of the assets of the Subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For any surrender request from the Fixed Account, We reserve the right to postpone the payment for up to 6 months.

If we postpone payment more than 10 days after we receive the documentation necessary to complete the surrender, we will also pay you interest for the period of postponement for the amount surrendered. The interest paid will be at the rate of interest currently in effect for the provision entitled Option A - Interest Payments in the Payment Of Policy Proceeds section on of this policy. However, no interest will be paid if the amount of interest is less than $25 or if payment is postponed as required under applicable laws of the state in which this policy is delivered.

138795-ES                     Page 21                                  9/12

                                  POLICY LOANS

BORROWING MONEY ON THIS POLICY

By Written Request or other requests acceptable to Us, You may obtain a loan from Us whenever this policy has a Cash Surrender Value. This policy is the only security required for Your loan. We will pay interest on the Policy Value loaned at the guaranteed interest rate shown under Policy Data.

Various provisions of this policy may be affected by loans, including the minimum initial premium guarantee and the no-lapse guarantee as described in the Premiums section.

If You do not specify the percentages for allocation of the loan from the Fixed Account and each Subaccount, the loan will be made from the Fixed Account and the Subaccounts on a Pro-Rata Basis. The amount of any loan and loan interest from the Subaccounts will be transferred from the Subaccounts to the Fixed Account.

MAXIMUM LOAN VALUE OF THIS POLICY

You can borrow an amount up to 90% of the available loan value. The maximum loan value is the Policy Value minus surrender charges, minus any existing Indebtedness. We calculate the Policy Value as of the date of the loan. In determining the maximum loan value, We reserve the right to subtract monthly deductions and loan interest for three months.

INTEREST RATE FOR A POLICY LOAN

Loan interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to Your Indebtedness and charged the same interest rate as Your loan. The additional loan interest will be taken from the Fixed Account and Subaccounts on a Pro-Rata Basis.

We reserve the right to change the loan interest rate based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never exceed the guaranteed loan interest rate shown under Policy Data. Any change in the loan interest rate will apply to all policies of the same class and duration.

LOAN REPAYMENT

Your loan can be repaid in full or in part at any time before the Insured's death and while this policy is In Force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as "loan repayments"; otherwise, they will be credited to this policy as premiums.

Loan repayments will be allocated according to Your premium allocation percentages in effect.

FAILURE TO REPAY A LOAN

Failure to repay a loan or to pay loan interest will not Terminate this policy unless the Cash Surrender Value is insufficient to cover the monthly deduction as provided in the Grace Period provision. This would happen if Indebtedness exceeded the Policy Value minus surrender charges.

PAYMENT OF A LOAN

We will normally pay the portion of any loan amount from the Subaccounts within 7 days after We receive Your Written Request. We reserve the right, however, to suspend or delay the date of any loan from the Subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists, and as a result:

     (a)  disposal of securities held in the Subaccounts is impractical; or

     (b) it is impractical to fairly determine the value of the assets of the Subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For any loan from the Fixed Account, We reserve the right to postpone the payment for up to 6 months unless the loan is used to pay premiums on any policies You have with Us.

If we postpone payment more than 10 days after we receive the documentation necessary to complete the loan, we will also pay you interest for the period of postponement for the amount of the loan. The interest paid will be at the rate of interest currently in effect for the provision entitled Option A - Interest Payments in the Payment Of Policy Proceeds section on of this policy. However, no interest will be paid if the amount of interest is less than $25 or if payment is postponed as required under applicable laws of the state in which this policy is delivered.

138795-ES                     Page 22                                  9/12

                                  SUBACCOUNTS

INVESTMENTS OF THE SUBACCOUNTS

Net Premiums and transfers will be allocated as You specify. Each Subaccount will buy the investment shown under Policy Data or as later added or changed.

SUBACCOUNT VALUE

The Subaccount value is determined by multiplying the number of Accumulation Units credited to the Subaccount by the appropriate accumulation unit value.

SUBACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each of the Subaccounts is found by dividing: (1) the amount allocated to the Subaccount; by (2) the Subaccount's accumulation unit value for the Valuation Period in which We received the premium payment, transfer request, or partial surrender request.

SUBACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each of the Subaccounts was arbitrarily set at $1 when the first investments were bought. The value for any later Valuation Period is found as follows: The accumulation unit value for a Subaccount for the last prior Valuation Period is multiplied by such Subaccount's net investment factor for the following Valuation Period. The result is the accumulation unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

DETERMINATION OF NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.

To find the net investment factor of any such Subaccount for a Valuation Period, we divide (1) by (2), where:

(1)  is the net result of:

     a. the net asset value per share of the portfolio or fund held in the Subaccount determined at the end of the current Valuation Period; plus

     b. the per-share amount of any dividend or capital gain distributions made by the investment held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     c. a per-share charge or credit for any taxes reserved for the current Valuation Period that We determine to have resulted from the investment operations of the Subaccount; and

(2)  is the net result of:

     a. the net asset value per share of the portfolio or fund held in the Subaccount, determined at the end of the last prior Valuation Period; plus or minus

     b. the per-share charge or credit for any taxes reserved for the last prior Valuation Period.

CHANGE OF INVESTMENTS OF THE SUBACCOUNTS

The investments of the Subaccounts would be changed only if laws or regulations change, the investment became unavailable, or in Our judgment, the investments were no longer suitable for the Subaccounts. If any of these situations occurred, We would have the right to substitute investments other than those shown under Policy Data. When required, We would first seek the approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered.

138795-ES                        Page 23                             9/12

TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

By Written Request or other request acceptable to Us, You may transfer all or part of the value of a Subaccount to one or more of the other Subaccounts or to the Fixed Account. The amount transferred, however, must be at least: (1) $250; or (2) the total value of the Subaccount, if less. We reserve the right to limit such transfers to five per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered.

You may also transfer from the Fixed Account to the Subaccounts once a year, but only on the Policy Anniversary or within 30 days after such Policy Anniversary. If You make this transfer, You cannot transfer from the Subaccounts back into the Fixed Account until the next Policy Anniversary. If We receive Your Written Request within 30 days before the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the Policy Anniversary date. If We receive Your Written Request within 30 days after the Policy Anniversary date, the transfer from the Fixed Account to the Subaccounts will be effective on the date We receive the request. The minimum transfer amount is $250 or the Fixed Account value minus Indebtedness, if less. The maximum transfer amount is the Fixed Account Value, minus Indebtedness. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission and the insurance regulator of the state in which this policy is delivered.

Automated transfers are also allowed. By an automated transfers arrangement, You may transfer: (1) all or part of the value of a Subaccount to one or more of the other Subaccounts or to the Fixed Account; or (2) all or part of the Fixed Account Value, minus Indebtedness, to one or more of the Subaccounts. Only one automated transfer arrangement can be in effect at any time. Policy values may be transferred to one or more of the Subaccounts or to the Fixed Account, but can only be transferred from only one account. The minimum transfer amount is $50. Twelve automated transfers from the Fixed Account may not exceed an amount that, if continued, would deplete the Fixed Account Value, minus Indebtedness, within twelve months.

SUBACCOUNT TRANSFER AT THE INSURED'S ATTAINED INSURANCE AGE 120 ANNIVERSARY

On the Insured's Attained Insurance Age 120 Anniversary any policy value in the Subaccounts will be transferred to the Fixed Account. Transfers from the Fixed Account to the Subaccounts are not permitted after the Insured's Attained Insurance Age 120 Anniversary.

138795-ES                       Page 24                           9/12

                           PAYMENT OF POLICY PROCEEDS

PAYMENT OF PROCEEDS UPON DEATH OF THE INSURED

Upon death of the Insured, the Proceeds will be paid in a single sum unless a payment option has been selected. The date on which the Proceeds are paid in a lump sum or first placed under a payment option is the settlement date. The Proceeds will be paid upon Our receipt of the following:

1.   due proof of death; and

2. information sufficient to determine Our liability and the appropriate payee legally entitled to the Proceeds; and

3. if Proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

Proceeds shall accrue interest at the Option A Interest Rate per year, shown under Policy Data in the Payment of Policy Proceeds Option Tables, from the date of death to the settlement date.

PAYMENT OPTIONS OTHER THAN A SINGLE SUM

During the Insured's lifetime, You may request in writing that We pay the Proceeds upon death of the Insured or upon surrender of the policy under one or more of the payment options shown below or You may change a prior election. You may elect other payment options not shown if We agree.

However, unless We agree otherwise, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of Proceeds placed under a payment option must be at least $5,000.

OPTION A - INTEREST PAYMENTS

This option provides for payment of interest on the Proceeds placed under this option at the Option A Interest Rate, shown under Policy Data in the Payment of Policy Proceeds Option Tables, per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both You and Us. At the end of any payment interval, a withdrawal of Proceeds may be made in amounts of at least $100. At any time, all of the Proceeds that remain may be withdrawn or placed under a different payment option approved by Us.

OPTION B - PAYMENTS FOR A SPECIFIED PERIOD

This option provides for monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the Option B Table under Policy Data in the Payment of Policy Proceeds Option Tables. The monthly payments will not be less than that which would be provided if a single payment immediate annuity contract then offered by Us to annuitants in the same class were to be purchased for amounts of either:

1.   upon surrender of the policy, the Cash Surrender Value; or

2. upon death of the Insured, the death benefit minus any Indebtedness, as of the date of the Insured's death.

Monthly payments for years not shown will be furnished upon request.

OPTION C -LIFETIME INCOME

This option provides for monthly payments for the life of the person (the payee) who is to receive the income. Payments will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on Our Table of Settlement rates in effect at the time of the first payment. The amounts will not be less than those in the Option C Table, shown under Policy Data in the Payment of Policy Proceeds Option Tables, for the sex and age of the payee on the due date of the first payment. The monthly payments will not be less than that which would be provided if a single payment immediate annuity contract then offered by Us to annuitants in the same class were to be purchased for amounts of either:

1.   upon surrender of the policy, the Cash Surrender Value; or

2. upon death of the Insured, the death benefit minus any Indebtedness, as of the date of the Insured's death.

Monthly income amounts for any age not shown in the Option C Table will be furnished upon request.

BENEFICIARY REQUEST OF PAYMENT OPTION

After the Insured's death but before any Proceeds are paid, the beneficiary may select a payment option by Written Request on a form satisfactory to Us.

However, You may provide that the beneficiary will not be permitted to change the payment option You have selected.

138795-ES                          Page 25                                  9/12

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

-    POLICY CONTINUES UNTIL DEATH, SURRENDER, OR LAPSE.

-    DEATH BENEFIT PAYABLE AT INSURED'S DEATH.

- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN. BENEFITS, VALUES AND PERIODS OF COVERAGE ARE BASED ON ACTUAL PREMIUMS PAID, INTEREST CREDITED, INVESTMENT PERFORMANCE OF THE SUBACCOUNTS AND CHARGES. INTEREST RATES AND CHARGES ARE SUBJECT TO CHANGE BY US AS DESCRIBED HEREIN.

-    NO-LAPSE GUARANTEES AS DESCRIBED HEREIN.

-    THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

RIVERSOURCE LIFE INSURANCE CO.
OF NEW YORK
20 Madison Avenue Extension
Box 5144
Albany, New York 12205